EXHIBIT 12


                               TXU AUSTRALIA GROUP
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                           YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------------------
                                                      1999          1998             1997        1996              1995
                                                                                              (Unaudited)       (Unaudited)
                                                    ----------    ----------    ----------   --------------    --------------

                                                                 Millions of Australian Dollars, Except Ratios
EARNINGS:
  Net income/(loss) from continuing
  operations                                $  (1.2)    $  46.2    $  26.1      $   9.2     $   76.7
  Add:  Income tax expense/(benefit)          (17.4)       35.6       31.0         16.5         12.7
        Loss on equity investments              0.8         0.1          -            -            -
        Fixed charges (see details below)     206.9        93.3       97.5        111.9         44.5
        Amortization of capitalized interest    0.1           -          -            -            -
  Less: Interest capitalized                   (2.8)       (0.1)         -            -            -
                                            ----------  --------- ----------   ----------  -----------
        Total earnings                      $ 186.4     $ 175.1    $ 154.6      $ 137.6     $  133.9
                                            ==========  ========= ==========   ==========  ===========

FIXED CHARGES:
  Interest expense                          $ 190.7     $  91.1    $  95.4      $ 109.8     $   44.5
  Capitalized interest                          2.8         0.1          -            -            -
  Amortization of debt issuance costs          13.4         2.1        2.1          2.1            -
                                            ----------  --------- ----------   ----------  -----------
        Total fixed charges                   206.9        93.3       97.5        111.9         44.5
                                            ==========  ========= ==========   ==========  ===========

RATIO OF EARNINGS TO FIXED
CHARGES
                                                0.9(1)      1.9        1.6          1.2          3.0
                                            ==========  ========= ==========   ==========  ===========

TXU CORP. RATIO OF EARNINGS TO
FIXED CHARGES                                   1.9         1.8        2.1          2.2          0.7
                                            ==========  ========= ==========   ==========  ===========


(1) The ratio of earnings to fixed charges of 0.9 for the year ended December 31, 1999 was less than one to one coverage by $20.5 million.